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                                                                   EXHIBIT 10.24

July 28, 1997

Joseph J. Zarb
26 - 11 Rose Lane
Park Ridge Condominiums
Danbury, CT 06811

Dear Joseph,

TopTier is pleased to offer you the position of Vice President, Partner Accounts, reporting to me with a starting salary of $120,000 per year. You will also be eligible to participate in the company's to be determined employee bonus program, which will provide for a bonus of 10 - 20% of your annual salary, provided that the company meets or exceeds its revenue objectives. In addition, you are granted 65,000 shares of stock at a value of 31 cents per share under TopTier's stock option plan. Your option will be subject to a four-year vesting schedule. Under the vesting schedule, 25% of your options will vest after 12 months of employment, with the balance vesting at the rate of 2.08% per month of employment thereafter. In the event that there is a change of control of the company, 50% of your unvested shares will immediately vest.

TopTier offers a health insurance plan with Blue Shield including vision, medical and dental insurance. The plan is currently run by an HMO, but it is our intent to switch that to a PPO plan in the next three months. In addition, TopTier will also be implementing a 401(K) tax deferred retirement plan within the year. TopTier offers 2 weeks paid vacation per year, and up to eleven paid holidays per year including: President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (2 days), Christmas (days), and New Years Day. In addition, depending on your start date, TopTier offers one floating holiday per year.

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This letter determines the terms of your employment with the company, and may not be modified or amended, except by a written agreement, signed by the company and you. Your employment with TopTier is at will and may be terminated by you or the company at any time. You will not be eligible for severance if you voluntarily terminate or are terminated for either cause or dereliction of duty. A corporate executive severance plan has not yet been implemented but your severance package will be equal to the severance package chosen for Vice President who runs major departments (ex. Sales, Marketing, Finance, Operations). In the event that the Company and you choose relocation is necessary the company agrees to either reimburse or provide you with all reasonable relocation expenses, such as: Travel, Home Furnishings and should you have been unable to find an acceptable domicile the company will pay up to 90 days living expenses.

Joseph, we feel that this position will offer you an excellent opportunity for growth, as well as the excitement and fulfillment of working with a new and growing company both personal and financial. We are confident that the skills and background you bring to us will be instrumental to TopTier's success. Please keep a copy and return the signed original of this offer letter to me by August 1, 1997, and contingent upon your acceptance, we look forward to you starting on a mutually agreed upon start date.

Sincerely,

     /s/ David Blumstein                                  /s/ Joseph Zarb
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Dave Blumstein, President and CEO                  Accepted by Joseph J. Zarb